Exhibit 99.1
NEWS RELEASE

CONTACT:

Al Galgano
952-567-0295
Al.Galgano@spok.com
Spok Reports Fourth Quarter and Full Year 2016 Operating Results;
Software Bookings Increase from Prior Quarter
Wireless Trends Continue to Improve;
Board Declares Regular Quarterly Dividend
SPRINGFIELD, Va. (March 1, 2017) - Spok Holdings, Inc. (NASDAQ: SPOK), the global leader in critical communications, today announced operating results for the fourth quarter and year ended December 31, 2016. In addition, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share, payable on March 30, 2017 to stockholders of record on March 17, 2017.
2016 Fourth Quarter Results
In the 2016 fourth quarter, consolidated revenue was $44.2 million, compared to $47.3 million in the fourth quarter of 2015 and $45.4 million in the third quarter of 2016. Software revenue totaled $17.7 million in the fourth quarter of 2016, compared to $18.6 million in the fourth quarter of 2015 and $18.4 million in the third quarter of 2016. Wireless revenue totaled $26.5 million in the fourth quarter, compared to $28.7 million in the year-earlier quarter and $27.0 million in the prior quarter.
2016 fourth quarter net income was $3.0 million, or $0.15 per share, compared to net income of $68.7 million, or $3.28 per share, in the fourth quarter of 2015. In the fourth quarter of 2015, net income included a non-cash income tax benefit of $64.2 million. The income tax benefit resulted from the reduction of the deferred income tax asset valuation allowance reflecting the Company’s fourth quarter analysis of its future operations. In accordance with applicable accounting standards that analysis determined that more of the Company’s deferred income tax assets were recoverable in

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future periods and that quarter’s income tax benefit reflects that adjustment. Excluding this benefit, fourth quarter 2015 net income would have totaled $4.6 million or $0.22 per share.
Fourth quarter EBITDA (earnings before interest, taxes, depreciation, amortization and accretion) totaled $7.9 million, or 17.8 percent of revenue, compared to $9.9 million, or 20.9 percent of revenue, in the year-earlier quarter, and $9.3 million, or 20.4 percent of revenue, in the third quarter of 2016.
2016 Full Year Results
For the full year 2016, consolidated revenue was $179.6 million, compared to $189.6 million in 2015. Wireless revenue was $109.6 million and software revenue was $70.0 million, compared to $119.0 million and $70.6 million, respectively, for 2015.
Net income for 2016 was $14.0 million, or $0.68 per share, compared to net income of $80.2 million, or $3.74 per share, for the previous year. In 2015, net income included a non-cash income tax benefit related to the reduction of the valuation allowance associated with the Company’s deferred income tax assets. In the fourth quarter the Company determined that more of the deferred income tax assets were recoverable in future periods and the 2015 income tax benefit reflects that adjustment. Excluding this income tax benefit, full year 2015 net income would have totaled $16.1 million, or $0.75 per share.
EBITDA for full year 2016 was $35.1 million, or 19.6 percent of revenue, compared to $39.1 million, or 20.6 percent of revenue, for 2015.
Key Operating Highlights
Other key results and highlights for the 2016 fourth quarter and full year included:

•	Software bookings in the fourth quarter increased to $20.0 million, from $18.7 million in the prior quarter. Fourth quarter bookings included $9.3 million of operations bookings and

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$10.7 million of maintenance renewals. For 2016, bookings totaled $73.9 million, compared to $74.0 million in 2015. Maintenance bookings for 2016 totaled $40.3 million.

•	Software backlog totaled $38.3 million at December 31, 2016, compared to $38.8 million at September 30, 2016, and $38.7 million at year-end 2015.

•
Of the $17.7 million in software revenue for the fourth quarter, $8.1 million was operations revenue and $9.6 million was maintenance revenue, compared to $9.6 million and $9.0 million, respectively, of the $18.6 million in software revenue for the fourth quarter of 2015.

•	The renewal rate for software maintenance in the fourth quarter continued to exceed 99 percent.

•
The quarterly rate of paging unit erosion was 1.2 percent in the fourth quarter of 2016, compared to 1.6 percent in the year-earlier quarter. The annual rate of unit erosion improved to 5.3 percent in 2016 versus 6.6 percent in the prior year. Net paging unit losses were 13,000 in the fourth quarter of 2016, versus 19,000 in the fourth quarter of 2015. Paging units in service at December 31, 2016 totaled 1,111,000, compared to 1,173,000 at the end of the prior year.

•
The quarterly rate of wireless revenue erosion slowed to 1.8 percent in the fourth quarter of 2016 versus 2.2 percent in the year-earlier quarter, while the annual rate of wireless revenue erosion in 2016 slowed to 7.9 percent versus 10.1 percent in 2015.

•
Total paging ARPU (average revenue per unit) was $7.59 in the fourth quarter of 2016, compared to $7.79 in the year-earlier quarter and $7.63 in the prior quarter. For the year, ARPU totaled $7.67, compared to $7.83 in 2015.

•
Consolidated operating expenses (excluding depreciation, amortization and accretion) totaled $36.3 million in the fourth quarter of 2016, compared to $37.4 million in the year-earlier quarter. For 2016, operating expenses totaled $144.4 million, compared to $150.6 million in 2015.

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•
Capital expenses were $1.9 million in the fourth quarter of 2016, compared to $2.0 million in the year-earlier quarter. For 2016, capital expenses totaled $6.3 million, compared to $6.4 million in 2015.

•	The number of full-time equivalent employees at December 31, 2016 totaled 587, compared to 600 at year-end 2015.

•
Capital, including commitments, to be returned to stockholders for 2016 totaled $22.0 million. This came in the form of $10.3 million from the regular quarterly dividend, $6.5 million from share repurchases and $5.2 million from the special dividend that was declared in late December and paid in January 2017.

•	The Company’s cash balance at December 31, 2016 grew to $125.8 million, from $111.3 million at December 31, 2015.
Management Commentary
“We are encouraged with our performance in the fourth quarter of 2016 and for the full year”, said Vincent D. Kelly, chief executive officer. “We met or exceeded our expectations on key operating measures, including revenue levels, operating expense management, cash flow and subscriber retention. We achieved these results, as we continued investing in our future, enhancing and upgrading our operating platforms and sales infrastructure. We believe that these investments in our systems and people position us well for the future. Overall, we continued to operate profitably, enhance our product offerings, and further strengthen our balance sheet. Our ability to generate healthy cash flow levels allowed us to execute against our capital allocation strategy, make key strategic investments and enhance stockholder value.”
The Company posted solid results for its wireless products and services in the fourth quarter. Gross pager placements totaled 36,000 versus 31,000 in the year-earlier quarter, while gross disconnects of 49,000 improved from 50,000 in the fourth quarter of 2015. “As a result, annual net pager losses

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declined to a near historical low of 5.3 percent from the prior year-end and were down 1.2 percent for the fourth quarter, down sharply from prior-year results,” continued Kelly. “Overall, wireless sales efforts continued to focus primarily on our core market segment of Healthcare. It comprised 79.3 percent of our direct subscriber base, and continued to be our best performing market segment with the highest rate of gross placements and lowest rate of unit disconnects.”
Commenting on software results, Kelly said: “While we continued to make key strategic investments in our business, software revenue in 2016 totaled $70 million, consistent with prior year results.” Kelly attributed 2016 performance primarily to a continuing trend of a more than 99 percent renewal rate on software maintenance contracts. Maintenance revenue is a largely recurring revenue stream that provides Spok with a more stable revenue base.
Fourth quarter 2016 software bookings of $20.0 million were up more than 7 percent from the prior quarter. For the full year, bookings totaled $73.9 million, generally unchanged from prior-year levels. “Demand remained strong in the domestic markets for upgrades and installations of call center solutions, along with healthcare applications to increase patient safety, improve nursing workflows and enhance organizational efficiencies,” said Kelly. “While domestic markets performed well, we continue to see some sluggishness internationally in both EMEA and APAC.”
Continued Kelly, “We are focused on investments to grow our software solutions, while maintaining our valuable wireless revenue stream. In 2016 we took steps to strengthen our leadership team. During the year, we enhanced our employee base by hiring Don Soucy, an industry veteran, as executive vice president of sales; Dr. Nat’e Guyton, our chief nursing officer; and Dr. Andrew Mellin, M.D., our chief medical officer. We also added 31 product development specialists and staff. We started this year by announcing a nearly 45 percent planned increase in our Eden Prairie, Minn.-based development staff over the next two years.”

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In 2016, Spok committed to return $21 million in capital to stockholders. During the year, the Company paid $10.3 million in regular quarterly dividends, repurchased 388,255 shares of common stock, totaling $6.5 million, and declared a special dividend of $5.2 million to stockholders in December, for a total of $22 million. “In 2016, we were proud to be able to exceed the commitment we made to our stockholders at the beginning of the year," continued Kelly. "In 2017, we remain focused on our comprehensive capital allocation strategy. Like our peers, Spok has several options to deploy excess cash.  We can pay dividends, buy back stock, pay down debt, acquire companies or invest back into our business.  This year we are focused on the first and last choices, dividends and key strategic investments.  We do not have any debt. And, we will remain open-minded to acquisition opportunities, that may arise, and share repurchases, as the markets permit. However, as we kick-off the year we are primarily focused on continuing our dividend policy and enhancing our research and development efforts for our solution set. We continue to believe that these investments in our solution will drive long-term sustainable organic growth for our stockholders.”
Kelly noted that in addition to the financial performance the Company was able to achieve in 2016, progress was made in several other areas, including product development, sales strategy and key strategic partnership agreements. “Spok continues to build an industry-leading reputation,” commented Kelly. “Last week, we presented the latest evolution of our suite of integrated healthcare communication and collaboration solutions, Spok Care Connect®, at the 2017 HIMSS Annual Conference & Exhibition, in Orlando. Spok generated tremendous attention and high approval ratings at the conference. We intend to carry that momentum throughout 2017 in order to stimulate long-term growth. We remain committed to our core values of putting the customer first, creating solutions that matter, innovation and accountability. Combined with our strong team, solid financial platform and industry-leading products and services, Spok is well positioned to meet the challenges of 2017 and to generate future growth.”

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Shawn E. Endsley, chief financial officer, said: “Revenue contribution from both software and wireless, combined with focused expense management, helped maintain solid operating cash flow, EBITDA and operating margins for the quarter, as we continued to invest in our business for long-term growth. We also strengthened our balance sheet, recording a cash balance of $125.8 million at December 31, 2016 and continued to operate as a debt-free company at year end.”
Business Outlook
Commenting on the Company’s previously provided financial guidance for 2016, Endsley noted: “We are pleased that 2016 results were consistent with the guidance we had provided. For the year, total revenue of $179.6 million was within our guidance range of $174 million to $192 million, operating expenses of $144.4 million were better than our guidance range of $153 million to $159 million, and capital expenses of $6.3 million were at the low-end of our guidance range of $6.0 million to $8.0 million.” With regard to financial guidance for 2017, Endsley said the Company expects total revenue to range from $161 million to $177 million, operating expenses (excluding depreciation, amortization and accretion) to range from $153 million to $159 million, and capital expenses to range from $8 million to $12 million.

* * * * * * * * *
2016 Fourth-Quarter and Full-Year Call and Replay:
Spok plans to host a conference call for investors to discuss its 2016 fourth quarter and full year results at 10:00 a.m. ET on Thursday, March 2, 2017. Dial-in numbers for the call are 913-981-5507 or 888-599-4883. The pass code for the call is 9242683. A replay of the call will be available from 1:00 p.m. ET on March 2, 2017 until 1:00 p.m. ET on Thursday, March 16, 2017. To listen to the replay, please register at http://tinyurl.com/spokQ4earningsreplay. Please enter the registration information, and you will be given access to the replay.

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* * * * * * * * *
About Spok
Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Va., is proud to be the global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Care Connect® platform to enhance workflows for clinicians, support administrative compliance, and provide a better experience for patients. Our customers send over 100 million messages each month through their Spok® solutions. When seconds count, count on Spok.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, competition from other software providers, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

Tables to Follow

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SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (a)
(Unaudited and in thousands except share, per share amounts and ARPU)

	For the three months ended		For the twelve months ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Revenue:
Wireless	$26,535	$28,727	$109,590	$119,014
Software	17,649	18,612	69,971	70,614
Total revenue	44,184	47,339	179,561	189,628
Operating expenses:
Cost of revenue	7,482	8,035	30,649	33,851
Research and development	3,702	2,608	13,467	10,280
Service, rental and maintenance	7,989	8,416	32,734	34,121
Selling and marketing	5,855	7,036	24,768	27,446
General and administrative	9,839	10,276	41,381	42,159
Severance	1,438	1,056	1,446	2,701
Depreciation, amortization and accretion	3,176	3,362	12,963	13,970
Total operating expenses	39,481	40,789	157,408	164,528
% of total revenue	89.4%	86.2%	87.7%	86.8%
Operating income	4,703	6,550	22,153	25,100
% of total revenue	10.6%	13.8%	12.3%	13.2%
Interest income	99	13	275	16
Other income	100	71	543	1,182
Income before income tax expense	4,902	6,634	22,971	26,298
Income tax benefit (expense)	(1,876)	62,098	(8,992)	53,948
Net income	$3,026	$68,732	$13,979	$80,246
Basic and diluted net income per common share	$0.15	$3.28	$0.68	$3.74
Basic and diluted weighted average common shares outstanding	20,529,958	20,949,484	20,586,066	21,471,041
Key statistics:
Units in service	1,111	1,173	1,111	1,173
Average revenue per unit (ARPU)	$7.59	$7.79	$7.67	$7.83
Bookings	$20,025	$18,511	$73,854	$74,024
Backlog	$38,295	$38,650	$38,295	$38,650

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (a)
(Unaudited and in thousands except share, per share amounts and ARPU)

	For the three months ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Revenue:
Wireless	$26,535	$27,024	$27,859	$28,172	$28,727	$29,375	$30,222	$30,690
Software	17,649	18,331	16,776	17,216	18,612	16,806	17,747	17,448
Total revenue	44,184	45,355	44,635	45,388	47,339	46,181	47,969	48,138
Operating expenses:
Cost of revenue	7,482	7,639	7,513	8,017	8,035	7,871	9,131	8,813
Research and development	3,702	3,645	3,211	2,908	2,608	2,525	2,579	2,567
Service, rental and maintenance	7,989	8,253	8,187	8,305	8,416	8,590	8,425	8,690
Selling and marketing	5,855	5,955	6,429	6,529	7,036	6,572	6,790	7,048
General and administrative	9,839	10,593	10,439	10,510	10,276	10,410	10,472	11,001
Severance	1,438	12	—	(4)	1,056	141	1,504	—
Depreciation, amortization and accretion	3,176	3,229	3,235	3,323	3,362	3,413	3,448	3,747
Total operating expenses	39,481	39,326	39,014	39,588	40,789	39,522	42,349	41,866
% of total revenue	89.4%	86.7%	87.4%	87.2%	86.2%	85.6%	88.3%	87.0%
Operating income	4,703	6,029	5,621	5,800	6,550	6,659	5,620	6,272
% of total revenue	10.6%	13.3%	12.6%	12.8%	13.8%	14.4%	11.7%	13.0%
Interest income (expense), net	99	67	61	49	13	1	3	(1)
Other income, net	100	85	104	254	71	784	264	60
Income before income tax expense	4,902	6,181	5,786	6,103	6,634	7,444	5,887	6,331
Income tax benefit (expense)	(1,876)	(2,123)	(2,334)	(2,659)	62,098	(3,222)	(2,512)	(2,415)
Net income	$3,026	$4,058	$3,452	$3,444	$68,732	$4,222	$3,375	$3,916
Basic and diluted net income per common share	$0.15	$0.20	$0.17	$0.17	$3.28	$0.20	$0.16	$0.18
Basic and diluted weighted average common shares outstanding	20,529,958	20,541,275	20,568,058	20,706,082	20,949,484	21,324,068	21,700,566	21,922,352
Key statistics:
Units in service	1,111	1,124	1,144	1,153	1,173	1,192	1,211	1,230
Average revenue per unit (ARPU)	$7.59	$7.63	$7.71	$7.77	$7.79	$7.82	$7.86	$7.91
Bookings	$20,025	$18,659	$20,063	$15,106	$18,511	$16,746	$21,027	$17,740
Backlog	$38,295	$38,812	$39,475	$36,766	$38,650	$41,639	$43,524	$40,551

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (a)
(In thousands)

	12/31/2016	12/31/2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$125,816	$111,332
Accounts receivable, net	23,666	22,638
Prepaid expenses and other	4,384	5,352
Inventory	1,996	2,291
Total current assets	155,862	141,613
Property and equipment, net	12,818	15,386
Goodwill	133,031	133,031
Other intangible assets, net	10,803	14,964
Deferred income tax assets, net	73,068	79,994
Other assets	2,505	1,445
Total assets	$388,087	$386,433
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,909	$2,121
Accrued compensation and benefits	13,268	9,508
Accrued dividends payable	5,140	—
Accrued taxes	4,132	3,465
Deferred revenue	29,145	27,045
Other current liabilities	2,733	5,017
Total current liabilities	56,327	47,156
Deferred revenue	752	741
Other long-term liabilities	8,921	8,972
Total liabilities	66,000	56,869
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	104,810	110,435
Retained earnings	217,275	219,127
Total stockholders' equity	322,087	329,564
Total liabilities and stockholders' equity	$388,087	$386,433

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (a)
(Unaudited and in thousands)

	For the twelve months ended
	12/31/2016	12/31/2015
Cash flows from operating activities:
Net income	$13,979	$80,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	12,963	13,970
Amortization of deferred financing costs	—	—
Deferred income (benefit) tax expense	6,926	(55,018)
Stock based compensation	854	1,868
Provisions for doubtful accounts, service credits and other	761	1,290
Adjustments of non-cash transaction taxes	(270)	(686)
Loss/(Gain) on disposals of property and equipment	2	(793)
Changes in assets and liabilities:
Accounts receivable	(1,790)	1,041
Prepaid expenses, intangible assets and other assets	843	658
Accounts payable, accrued liabilities and other	1,083	(3,556)
Deferred revenue	2,110	2,817
Net cash provided by operating activities	37,461	41,837
Cash flows from investing activities:
Purchases of property and equipment, net of proceeds from disposals of property and equipment	(6,254)	(5,565)
Net cash used in investing activities	(6,254)	(5,565)
Cash flows from financing activities:
Cash distributions to stockholders	(10,287)	(13,976)
Purchase of common stock (including commissions)	(6,436)	(15,008)
Employee stock based compensation tax withholding	—	(3,825)
Net cash used in financing activities	(16,723)	(32,809)
Net increase in cash and cash equivalents	14,484	3,463
Cash and cash equivalents, beginning of period	111,332	107,869
Cash and cash equivalents, end of period	$125,816	$111,332
Supplemental disclosure:
Income taxes paid	$695	$1,521

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONSOLIDATED REVENUE
SUPPLEMENTAL INFORMATION (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Revenue
Paging	$25,441	$25,944	$26,564	$27,101	$27,637	$28,196	$28,782	$29,491
Non-paging	1,094	1,080	1,295	1,071	1,090	1,179	1,440	1,199
Total wireless revenue	$26,535	$27,024	$27,859	$28,172	$28,727	$29,375	$30,222	$30,690

Subscription	551	560	503	498	471	392	419	398
License	1,594	1,842	1,691	1,593	2,733	1,457	3,011	2,595
Services	4,500	5,578	4,202	4,315	4,610	4,600	4,609	5,018
Equipment	1,402	1,091	1,250	1,729	1,764	1,434	1,301	1,374
Operations revenue	$8,047	$9,071	$7,646	$8,135	$9,578	$7,883	$9,340	$9,385

Maintenance revenue	$9,602	$9,260	$9,130	$9,081	$9,034	$8,923	$8,407	$8,063
Total software revenue	$17,649	$18,331	$16,776	$17,216	$18,612	$16,806	$17,747	$17,448

Total revenue	$44,184	$45,355	$44,635	$45,388	$47,339	$46,181	$47,969	$48,138

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONSOLIDATED OPERATING EXPENSES
SUPPLEMENTAL INFORMATION (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Cost of revenue
Payroll and related	$4,612	$4,468	$4,406	$4,634	$4,414	$4,277	$4,274	$4,157
Cost of sales	2,309	2,480	2,227	2,673	2,902	2,549	3,801	3,620
Stock based compensation	(108)	57	58	49	33	33	34	34
Other	669	634	822	661	686	1,012	1,022	1,002
Total cost of revenue	7,482	7,639	7,513	8,017	8,035	7,871	9,131	8,813
Research and development
Payroll and related	3,198	2,940	2,478	2,325	2,025	1,889	1,936	1,896
Outside services	511	569	580	428	480	516	491	545
Stock based compensation	(82)	46	48	40	21	21	21	21
Other	75	90	105	115	82	99	131	105
Total research and development	3,702	3,645	3,211	2,908	2,608	2,525	2,579	2,567
Service, rental and maintenance
Payroll and related	2,689	2,641	2,647	2,747	2,790	2,723	2,619	2,756
Site rent	3,618	3,626	3,668	3,660	3,664	3,763	3,783	3,766
Telecommunications	1,088	1,152	1,117	1,213	1,269	1,377	1,271	1,328
Stock based compensation	(29)	15	15	13	7	7	7	7
Other	623	819	740	672	686	720	745	833
Total service, rental and maintenance	7,989	8,253	8,187	8,305	8,416	8,590	8,425	8,690
Selling and marketing
Payroll and related	3,575	3,502	3,510	3,666	3,780	3,664	3,732	3,916
Commissions	1,248	1,317	1,559	1,525	1,754	1,858	1,792	1,836
Stock based compensation	(131)	75	75	48	(7)	16	51	51
Other	1,163	1,061	1,285	1,290	1,509	1,034	1,215	1,245
Total selling and marketing	5,855	5,955	6,429	6,529	7,036	6,572	6,790	7,048
General and administrative
Payroll and related	4,542	4,142	4,306	4,392	4,029	4,320	4,611	4,879
Stock based compensation	(863)	507	534	488	316	316	548	329
Facility rent	817	848	810	839	856	868	841	941
Outside services	2,277	1,946	1,921	1,726	1,783	1,864	1,728	1,786
Taxes, licenses and permits	976	1,164	1,060	1,055	1,132	1,068	1,150	1,125
Other	2,090	1,986	1,808	2,010	2,160	1,974	1,594	1,941
Total general and administrative	9,839	10,593	10,439	10,510	10,276	10,410	10,472	11,001
Severance	1,438	12	—	(4)	1,056	141	1,504	—
Depreciation, amortization and accretion	3,176	3,229	3,235	3,323	3,362	3,413	3,448	3,747
Operating expenses	$39,481	$39,326	$39,014	$39,588	$40,789	$39,522	$42,349	$41,866
Capital expenditures	$1,878	$1,396	$1,537	$1,445	$2,024	$1,318	$1,992	$1,040

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
UNITS IN SERVICE ACTIVITY, MARKET SEGMENT, CHURN
AND AVERAGE REVENUE PER UNIT (ARPU) (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Paging units in service
Beginning units in service (000's)	1,124	1,144	1,153	1,173	1,192	1,211	1,230	1,256
Gross placements	36	34	39	28	31	36	40	29
Gross disconnects	(49)	(54)	(48)	(48)	(50)	(55)	(59)	(55)
Net change	(13)	(20)	(9)	(20)	(19)	(19)	(19)	(26)
Ending units in service	1,111	1,124	1,144	1,153	1,173	1,192	1,211	1,230
End of period units in service % of total (b)
Healthcare	79.3%	78.6%	78.2%	77.5%	77.0%	76.3%	75.9%	74.6%
Government	6.5%	6.7%	6.8%	6.9%	7.2%	7.2%	7.3%	7.6%
Large enterprise	6.2%	6.5%	6.6%	6.9%	6.9%	7.1%	7.3%	7.6%
Other(b)	8.0%	8.2%	8.3%	8.7%	9.0%	9.3%	9.5%	10.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Account size ending units in service (000's)
1 to 100 units	106	110	114	118	123	128	134	139
101 to 1,000 units	217	222	228	238	243	250	256	266
>1,000 units	788	792	802	797	807	814	821	825
Total	1,111	1,124	1,144	1,153	1,173	1,192	1,211	1,230
Account size net loss rate(c)
1 to 100 units	(3.9)%	(3.5)%	(4.0)%	(4.3)%	(3.9)%	(4.4)%	(3.4)%	(4.3)%
101 to 1,000 units	(2.3)%	(2.6)%	(4.0)%	(2.0)%	(2.9)%	(2.4)%	(3.8)%	(3.8)%
>1,000 units	(0.5)%	(1.2)%	0.6%	(1.2)%	(0.9)%	(0.8)%	(0.6)%	(1.1)%
Total	(1.2)%	(1.7)%	(0.8)%	(1.7)%	(1.6)%	(1.5)%	(1.6)%	(2.1)%
Account size ARPU
1 to 100 units	$12.25	$12.34	$12.48	$12.57	$12.52	$12.49	$12.57	$12.58
101 to 1,000 units	8.63	8.64	8.65	8.70	8.65	8.69	8.72	8.74
>1,000 units	6.67	6.68	6.75	6.77	6.79	6.80	6.81	6.84
Total	$7.59	$7.63	$7.71	$7.77	$7.79	$7.82	$7.86	$7.91

(a) Slight variations in totals are due to rounding.
(b) Other includes hospitality, resort and indirect units
(c) Net loss rate is net current period placements and disconnected units in service divided by prior period ending units in service.

SPOK HOLDINGS, INC.
RECONCILIATION FROM NET INCOME TO EBITDA (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Reconciliation of net income to EBITDA (b) (c):
Net income	$3,026	$4,058	$3,452	$3,444	$68,732	$4,222	$3,375	$3,916
Plus (less): Income tax expense (benefit)	1,876	2,123	2,334	2,659	(62,098)	3,222	2,512	2,415
Less: Other income	(100)	(85)	(104)	(254)	(71)	(784)	(264)	(60)
Plus (less): Interest expense (income)	(99)	(67)	(61)	(49)	(13)	(1)	(3)	1
Operating income	4,703	6,029	5,621	5,800	6,550	6,659	5,620	6,272
Plus: depreciation, amortization and accretion	3,176	3,229	3,235	3,323	3,362	3,413	3,448	3,747
EBITDA	$7,879	$9,258	$8,856	$9,123	$9,912	$10,072	$9,068	$10,019

	For the twelve months ended
	12/31/2016	12/31/2015
Reconciliation of net income to EBITDA (b) (c):
Net income	$13,979	$80,246
Plus (less): Income tax expense (benefit)	8,992	(53,948)
Less: Other income	(543)	(1,182)
Less: Interest income	(275)	(16)
Operating income	22,153	25,100
Plus: depreciation, amortization and accretion	12,963	13,970
EBITDA	$35,116	$39,070

(a) Slight variations in totals are due to rounding.
(b) EBITDA or earnings before interest, taxes, depreciation, amortization and accretion is a non-GAAP measure and is presented for analytical purposes only.
(c) EBITDA is the starting point for calculation of operating cash flow for purposes of the Company’s short term and long term incentive plans. Management and the Board of Directors also rely on EBITDA for purposes of determining the Company’s capital allocation policies.

SPOK HOLDINGS, INC.
2017 FINANCIAL GUIDANCE
(Unaudited and in millions)

		Guidance Range
		From	To
Revenues
	Wireless	95	103
	Software	66	74
		161	177

Operating Expenses (a)		153	159

Capital Expenses		8	12

(a) Operating expenses exclude depreciation, amortization and accretion.